Exhibit 99.1

For release Western Circuit and Analyst Wire.

March 3, 2017

BRIDGFORD FOODS CORPORATION (NASDAQ BRID) ANNOUNCES DIRECTOR CHANGES

Anaheim, California - Bridgford Foods Corporation (Nasdaq: BRID) today announced that Keith A. Ross resigned as a member of the Board of Directors of Bridgford Foods Corporation. Mr. Ross’s resignation was not the result of a disagreement with the Company or management regarding operations, policies or practices.

The Company also announced today that it has reelected Paul R. Zippwald to its Board of Directors.

Mr. Zippwald will serve on the Board’s Audit Committee and Compensation Committee. Mr. Zippwald previously served on the Company’s Board, including the Audit Committee and Compensation Committee, prior to his resignation on March 9, 2016. Mr. Zippwald was Regional Vice President and Head of Commercial Banking for Bank of America NT&SA, North Orange County, California, for more than five years prior to his retirement in July 1992. Mr. Zippwald is currently retired. He is a graduate of the Graduate School of Credit and Financial Management at the Amos Tuck School of Business Administration of Dartmouth College and also holds a graduate degree from the American Institute of Banking.

CONTACT:	Bridgford Foods Corporation
R. Lancy, 714/526-5533